Exhibit 99.1

Tenet Completes Acquisition of Vanguard Health Systems

Combined Operations Include 77 Acute Care Hospitals, 173 Outpatient Centers and 5 Health Plans;

Conifer Health Solutions Serving More than 600 Clients in 43 States;

More Than 100,000 Tenet Employees

DALLAS — October 1, 2013 — Tenet Healthcare Corporation (NYSE:THC) has completed its previously announced acquisition of Vanguard Health Systems, Inc. for approximately $4.3 billion, or $21.00 per share of Vanguard stock, including the assumption of $2.5 billion of net Vanguard debt.

“Through this acquisition, we have significantly increased our scale and expanded the services we offer,” said Trevor Fetter, Tenet’s president and chief executive officer.  “We intend to be a leader in addressing the opportunities in our healthcare system, and we are strongly positioned to drive improvements in quality and value for the millions of people to whom we provide care.”

The company will retain its headquarters in Dallas and maintain a significant operations office in Nashville.  Tenet now operates 77 acute care hospitals, 173 outpatient centers, five health plans and six accountable care organizations.  An important new hospital is under construction in New Braunfels, Texas.  In addition, the company includes Conifer Health Solutions, which provides health business process solutions at 15 service centers serving 600 clients across 43 states.  Tenet employs more than 100,000 people.

As a result of the closing of this acquisition, Vanguard Health Systems (NYSE:VHS) has ceased trading on the New York Stock Exchange.

About Tenet Healthcare

Tenet Healthcare Corporation, a leading health care services company, through its subsidiaries operates 77 acute care hospitals, 173 outpatient centers and Conifer Health Solutions, a leader in business process solutions for health care providers serving more than 600 hospital and other clients nationwide.  Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve.  For more information, please visit www.tenethealth.com.

Media:	Steven Campanini (469) 893-2247	Investors:	Thomas Rice (469) 893-2522
	Steven.Campanini@tenethealth.com		Thomas.Rice@tenethealth.com

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